Exhibit 99.2

PERNIX THERAPEUTICS ANNOUNCES PRIVATE OFFERING OF $120 MILLION OF CONVERTIBLE SENIOR NOTES DUE 2021

Morristown, New Jersey, April 15, 2015 - Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) (the “Company”) today announced that it has commenced a private offering of $120 million aggregate principal amount of the Company’s Convertible Senior Notes due 2021, which will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or institutional accredited investors as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

The notes will be general unsecured obligations of the Company. Prior to January 1, 2021, the notes will be convertible at the option of holders of the notes only upon the satisfaction of certain conditions and during certain periods, and, thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.  Upon conversion, the notes will be convertible into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. The interest rate, conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

The Company expects to use $80.9 million of the gross proceeds from the offering to finance the cash consideration portion of the consideration necessary to consummate its previously announced acquisition of the Zohydro ER franchise, approximately $7.9 million to pay fees and expenses related to such acquisition and the offering, up to $2.2 million to pay the consent fee related to the Company’s previously announced consent solicitation of its 12.00% senior secured notes due 2020 and the remainder for working capital and other general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products, services and technologies.

The notes and any shares of the Company’s common stock that may be issued upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes or shares of the Company’s common stock, nor shall there be any sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such jurisdiction. Any offers of the securities will be made only by means of a private offering circular.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical company with a focus on identifying, developing and commercializing differentiated products that address unmet medical needs. The Company targets underserved therapeutic areas such as CNS, including neurology and psychiatry, and has an interest in expanding into additional specialty segments.

Pernix Therapeutics Holdings Inc.

Investor Relations	Media Relations
Sanjay Patel, (800) 793-2145 ext. 1009	Marianne Lambertson, (800) 793-2145 ext. 1012
Chief Financial Officer	Vice President, Marketing and Corporate Communications
spatel@pernixtx.com	mlambertson@pernixtx.com

Lisa Wilson, (212) 452-2793
In-Site Communications
lwilson@insitecony.com